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                            FOLEY, HOAG & ELIOT LLP

                             ONE POST OFFICE SQUARE
                        BOSTON, MASSACHUSETTS 02109-2170
                                ---------------

              TELEPHONE 617-832-1000              1747 PENNSYLVANIA AVENUE, N.W.
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                    www.fhe.com                      WASHINGTON, D.C. 20006
                                                        TEL: 202-223-1200
                                                        FAX: 202-785-6687


                                February 25, 2000


ABIOMED, Inc.
33 Cherry Hill Drive
Danvers, Massachusetts 01923

Ladies and Gentlemen:

     We are familiar with the Registration Statement on Form S-3 (Registration No. 333-93033) as amended by Amendment No. 1 filed February 7, 2000 and Amendment No. 2 filed this day (the "Registration Statement") filed by ABIOMED, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed public offering by the Company of 1,625,000 shares (the "Company Shares") of its Common Stock, $0.01 par value per share ("Common Stock"), to be issued by the Company, and to the proposed public offering by a stockholder of the Company of 100,000 additional shares (the "Stockholder Shares") of such Common Stock. (The foregoing number of Company Shares and number of Stockholder Shares assumes exercise in full of the over-allotment option described in the Registration Statement.)

     In arriving at the opinions expressed below, we have examined and relied on the following documents:

          (1) the Certificate of Incorporation and By-Laws of the Company, each as amended through the date hereof; and

          (2) the records of the meetings and consents of the Board of Directors and stockholders of the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.


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     Based on the foregoing, it is our opinion that:

     1. The Company has corporate power adequate for the issuance of the Company Shares in accordance with the Registration Statement. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Company Shares. When certificates for the Company Shares have been duly executed and countersigned, and delivered against due receipt of consideration therefor as described in the Registration Statement, the Company Shares will be legally issued, fully paid and non-assessable.

     2. When new certificates for the Stockholder Shares have been duly executed and countersigned, and delivered as described in the Registration Statement, the Stockholder Shares will be legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus forming part of the Registration Statement.

                                               Very truly yours,

                                               FOLEY, HOAG & ELIOT LLP






                                               By:  /S/ PETER M. ROSENBLUM

                                                 A Partner